CONTACTS:                                                                             Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

                                                    Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2010 SECOND QUARTER FINANCIAL RESULTS

-- Second Quarter Net Sales Rise 21.8% to $365.7 million;
Operating Income Increases 18.2% to $109.7 million --

Corona, CA – August 5, 2010 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the three-months ended June 30, 2010.
Gross sales for the 2010 second quarter increased 20.1 percent to $415.3 million from $345.8 million in the same period last year.  Net sales for the three-months ended June 30, 2010 increased 21.8 percent to $365.7 million from $300.2 million a year ago.
Gross profit, as a percentage of net sales, for the 2010 second quarter was 52.9 percent, compared with 53.9 percent for the comparable 2009 second quarter.  Operating expenses for the 2010 second quarter increased to $83.7 million from $69.0 million in the same quarter last year.
        Distribution costs as a percentage of net sales were 4.3 percent for the 2010 second quarter, compared with 4.2 percent in the same quarter last year.
                Selling expenses as a percentage of net sales were 10.4 percent for the 2010 second quarter, compared with 11.2 percent in the same quarter a year ago.
                General and administrative expenses for the 2010 second quarter were $29.6 million, compared with $22.9 million for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $3.5 million in the second quarter of 2010, compared with $3.7 million for the same period in 2009.
                Operating income for the 2010 second quarter increased 18.2 percent to $109.7 million from $92.8 million in the 2009 comparable quarter.
The effective tax rate for the 2010 second quarter was 42.0 percent compared with 38.5 percent in the same quarter last year.  The increased rate was primarily the result of a non-cash charge to establish a full valuation allowance against a deferred tax asset related to a foreign subsidiary, and its related impact on the Company’s overall tax rate.
Net income for the 2010 second quarter increased 11.4 percent to $63.8 million, compared with $57.3 million in the same quarter last year.  Net income per diluted share increased 14.2 percent to $0.69, from $0.60 per diluted share in the 2009 comparable quarter.
Net sales for the Company’s DSD segment for the 2010 second quarter increased 24.8 percent to $341.3 million from $273.5 million for the same period in 2009.  Net sales for the Company’s warehouse segment were $24.4 million for the three-months ended June 30, 2010, compared with $26.8 million for the same period in 2009.
Gross sales to customers outside the United States rose to $66.6 million in the 2010 second quarter, from $39.4 million in the corresponding quarter in 2009.
Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to continued strong sales of Monster Energy® drinks.  The Monster Energy® brand continues to gain market share, with sales increasing in excess of category growth.  “We remain encouraged with the performance of the Monster Energy® brand, both in the United States and internationally,” said Sacks.
“During the second quarter we launched the Monster Energy® brand in Slovakia, Czech Republic and Norway.  We are currently in the process of launching the brand in Germany, the United Arab Emirates, Lebanon and Jordan, with additional introductions anticipated for later in 2010.  We have introduced and are also planning to introduce additional new products this year both domestically and internationally,” Sacks added.
For the first half of 2010 gross sales rose to $685.9 million from $624.7 million for the comparable period a year earlier.  Net sales for the first six months of 2010 increased to $603.8 million from $544.5 million in the same period last year.  Both gross and net sales for the 2010 first quarter were impacted by advance purchases made by customers in the fiscal 2009 fourth quarter due to the Company’s announcement of a new per case marketing contribution program for Monster Energy® distributors commencing January 1, 2010, as well as to avoid potential interruptions in product supply due to the announcement of the transition to the SAP enterprise resource planning system commencing January 1, 2010.  The Company previously estimated that approximately 4 percent to 6 percent of its fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.
Gross profit as a percentage of net sales was 52.6 percent for the first six months of 2010, compared with 53.6 percent for the same period in 2009.
Operating expenses for the six-months ended June 30, 2010, increased to $157.4 million from $133.4 million in the same period last year.  Operating income was $160.5 million, compared with $158.6 million in the first six months of 2009.
                Net income for the first half of 2010 was $96.4 million, or $1.04 per diluted share, compared with $98.9 million, or $1.04 per diluted share, for the same period last year.

Auction Rate Securities
In March 2010, the Company entered into an agreement relating to $54.2 million in par value auction rate securities, which enables the Company to sell such securities (the “Put Option”) in semi-annual or annual installments beginning March 22, 2011 with full sale rights available on or after March 22, 2013.  Such auction rate securities, which have been reclassified from available-for-sale to trading securities, will continue to accrue interest until redeemed through the Put Option, or as determined by the auction process or by the terms outlined in their respective prospectuses in the event of auction failure.
At June 30, 2010 the Company held auction rate securities with a face value of $87.3 million ($92.7 million at March 31, 2010) and the Put Option with a fair market value of $4.1 million ($5.1 million at March 31, 2010).  The Company determined that an impairment related to its auction rate securities of $6.5 million existed at June 30, 2010, of which $2.4 million was deemed temporary and $4.1 million was deemed other-than- temporary.  As a result, a loss of $1.4 million, net of taxes is included as a component of accumulated other comprehensive loss as of June 30, 2010, and we recorded a net non-cash charge to earnings of $0.7 million in respect of our auction rate securities for the second quarter of 2010.  The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call
The Company will host an investor conference call today, August 5, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info.  For those who are unable to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation
                Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee + energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Peace Tea™ iced teas, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices, Vidration™ brand vitamin enhanced waters and Admiral™ iced teas.  For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures
   Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #
(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2010 AND 2009
(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2010	2009	2010	2009
Gross sales, net of discounts & returns*	$ 415,297	$ 345,830	$ 685,864	$ 624,684
Less: Promotional and other allowances**	49,596	45,580	82,052	80,228

Net sales	365,701	300,250	603,812	544,456
Cost of sales	172,351	138,421	285,907	252,448

Gross profit	193,350	161,829	317,905	292,008
Gross profit margin as a percentage of net sales	52.9%	53.9%	52.6%	53.6%

Operating expenses	83,674	69,046	157,443	133,448
Operating expenses as a percentage of net sales	22.9%	23.0%	26.1%	24.5%

Operating income	109,676	92,783	160,462	158,560
Operating income as a percentage of net sales	30.0%	30.9%	26.6%	29.1%

Other income (expense):
Interest and other income, net	1,034	401	1,443	1,418
Loss on investments and put option, net	(713)	-	(137)	(3,539)
Total other income (expense)	321	401	1,306	(2,121)

Income before provision for income taxes	109,997	93,184	161,768	156,439

Provision for income taxes	46,159	35,895	65,367	57,584

Net income	$ 63,838	$ 57,289	$ 96,401	$ 98,855
Net income as a percentage of net sales	17.5%	19.1%	16.0%	18.2%

Net income per common share:
Basic	$ 0.72	$ 0.63	$ 1.09	$ 1.09
Diluted	$ 0.69	$ 0.60	$ 1.04	$ 1.04

Weighted average number of shares of common stock and common stock equivalents:
Basic	88,587	90,604	88,467	90,519
Diluted	92,969	95,282	92,983	95,285

Case sales (in thousands) (in 192-ounce case equivalents)	35,861	29,256	60,066	52,724
Average net sales price per case	$ 10.20	$ 10.26	$ 10.05	$ 10.33

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
(In Thousands, Except Par Value) (Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 409,911	$ 328,349
Short-term investments	61,662	18,487
Trade accounts receivable, net	127,564	104,206
Distributor receivables	3,916	4,699
Inventories	139,233	108,143
Prepaid expenses and other current assets	16,577	11,270
Deferred income taxes	10,350	10,350
Total current assets	769,213	585,504

INVESTMENTS	59,484	80,836
PROPERTY AND EQUIPMENT, net	32,038	33,314
DEFERRED INCOME TAXES	61,065	65,678
INTANGIBLES, net	39,752	33,512
OTHER ASSETS	3,343	1,226
Total Assets	$ 964,895	$ 800,070

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 87,504	$ 48,863
Accrued liabilities	34,003	14,174
Deferred revenue	9,452	9,125
Accrued distributor terminations	2,553	2,977
Accrued compensation	5,978	7,623
Current portion of debt	135	206
Income taxes payable	19,293	761
Total current liabilities	158,918	83,729

DEFERRED REVENUE	127,513	131,388

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 97,917 shares issued and 88,166 outstanding as of June 30, 2010; 97,285 shares issued and 88,159 outstanding as of December 31, 2009	490	486
Additional paid-in capital	157,204	137,040
Retained earnings	766,797	670,396
Accumulated other comprehensive loss	(4,185)	(4,667)
Common stock in treasury, at cost; 9,751shares as of June 30, 2010 and 9,126 shares as of December 31, 2009	(241,842)	(218,302)
Total stockholders' equity	678,464	584,953
Total Liabilities and Stockholders’ Equity	$ 964,895	$ 800,070